Exhibit 107

Calculation of Filing Fee Table

Table 1 - Transaction Valuation

	Transaction valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$167,568,412.00	(1)	0.0000927	$15,533.59	(2)
Fees Previously Paid	—			$—
Total Transaction Valuation	$167,568,412.00
Total Fees Due for Filing				$15,533.59

Total Fees Previously Paid				—
Total Fee Offsets				—

Net Fee Due				$15,533.59

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources

(1)	For purposes of calculating the fee only, this amount is based upon the sum of (a) 18,115,504 common units representing limited partner interests (“Common Units”) of Höegh LNG Partners LP subject to the transaction, multiplied by $9.25 per Common Unit.
(2)	The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2022, was calculated by multiplying $167,568,412.00 by 0.0000927.